Exhibit 99.1

NEWS RELEASE

WILLIAMS Industrial Services Group Inc ♦ 400 E Las Colinas Blvd., Suite 400 ♦ Irving, TX 75039

FOR IMMEDIATE RELEASE

Williams Industrial Services Group
Restructures Financing with $35 Million Term Loan,
Reducing Interest Rate and Extending Maturity

Measurably reduces current variable interest rate from 21.1% to 12.5%

IRVING, TX, September 18, 2018 — Williams Industrial Services Group Inc. (“Williams” or “the Company”) (OTC: WLMS), a general and specialty construction services company, announced today that it has entered into a new lending agreement with its primary lender to refinance the Company’s previous $45 million senior secured credit agreement, dated June 16, 2017, which had a mandatory pre-payment date of April 1, 2020.  The new lending agreement is a $35 million senior secured term loan with a variable interest rate of LIBOR plus 10%, with a LIBOR floor of 2.5%.  It has a maturity date of September 18, 2022.

Proceeds from the new term loan were used to repay $26.5 million in outstanding principal as of June 30, 2018, and the $4 million fee that was incurred on July 11, 2018 in connection with the fifth amendment to the prior loan agreement, plus accrued interest and other fees and expenses related to that agreement.  Proceeds also covered the funding of an original issue discount and expenses for the new loan agreement.  The combined total use of proceeds was $34.0 million.

Timothy M. Howsman, Chief Financial Officer of Williams, commented, “The refinancing of our term loan is a significant milestone in our multi-step liquidity and transformation program which began in earnest in mid-2016.  The program has included several sequential steps, including the exit from our former Products businesses.  We appreciate the efforts of many people involved on both sides of this refinancing transaction.  With the new term loan in place, we will now focus on the closing of an asset-based revolver to improve our financial flexibility.”

The Company also noted that the U.S. District Court for the Northern District of Texas dismissed with prejudice the third amended complaint related to a putative shareholder class action.  In response to the ruling, the plaintiff has filed a notice of appeal.

About Williams Industrial Services Group

Williams Industrial Services Group (formerly known as Global Power Equipment Group) has been safely helping plant owners and operators enhance asset value for more than 50 years.  The Company provides a broad range of general and specialty construction, maintenance and modification, and plant management support services to the nuclear, hydro and fossil power generation, pulp and paper, refining, petrochemical and other process and manufacturing industries.  Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance,

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focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information can be found at www.wisgrp.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the new lending agreement and potential interest savings, the Company’s ability to enter into an asset-based revolver, the future outcome, including continuing appeals by the plaintiff, in the shareholder class action lawsuit and other related matters. These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, including its ability to comply with the terms of its credit facility and enter into a new lending facility and access letters of credit and its ability to timely file its periodic reports with the U.S. Securities and Exchange Commission (the “SEC”), implement strategic initiatives, business plans, and liquidity plans, and maintain effective internal control over financial reporting and disclosure controls and procedures. Actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of the Company’s major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by its subcontractors, cancellation of projects, competition, including competitors being awarded business by current customers, damage to the Company’s reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, volatility of the Company’s stock price, deterioration or uncertainty of credit markets, changes in the economic and social and political conditions in the United States, including the banking environment or monetary policy, and any suspension of the Company’s continued reporting obligations under the Securities Exchange Act of 1934, as amended.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the SEC, including the section of the Annual Report on Form 10-K for its 2017 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, Williams undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned to not to rely upon them unduly.

Investor Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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